Exhibit 99.1

Elite Pharmaceuticals, Inc. Appoints Robert Chen as Chief Financial Officer

Northvale, NJ – May 11, 2022: Elite Pharmaceuticals, Inc. (“Elite” or the “Company”) (OTCBB: ELTP), a specialty pharmaceutical company developing and manufacturing niche generic products, today announced the appointment of Robert Chen, CPA/MPA, as its Chief Financial Officer (CFO), effective May 16, 2022, succeeding Marc Bregman.

Mr. Chen joins Elite with broad experience in financial and operational leadership for life science companies, both private and public, ranging from preclinical development to commercial operations. Mr. Chen brings with him extensive and diversified financial leadership background in the areas of financial reporting, including manufacturing, financial and cost accounting, SEC, GAAP and IFRS, as well as financial planning and analysis.

“Robert is an outstanding addition to our executive team as a seasoned public company CFO with more than 20 years of operational experience,” said Nasrat Hakim, President and CEO of Elite. “The board and I are looking forward to working with Robert”.

Mr. Chen previously served in roles as CFO, Vice President of Finance, and Corporate Controller primarily in the life sciences sector. Mr. Chen most recently served as Vice President of Finance for KBP Biosciences, a clinical-stage biotech start-up. Mr. Chen also held financial positions with Bradley Pharmaceuticals, Novartis, Victory Commercial Management, Medimetriks Pharmaceuticals, and Taiho Oncology.

Mr. Chen holds a Bachelor of Science in Business Administration, Accounting, and a Master of Professional Accountancy degree from the University of Southern Mississippi. He is a Certified Public Accountant (CPA).

About Elite Pharmaceuticals, Inc.

Elite Pharmaceuticals, Inc. is a specialty pharmaceutical company that develops niche generic products. Elite specializes in developing and manufacturing oral, controlled-release drug products. Elite owns multiple generic products which have been licensed to Lannett Company, Glenmark Pharmaceuticals, Inc., and TAGI Pharma. Elite operates a cGMP and DEA registered facility for research, development, and manufacturing located in Northvale, NJ.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, those related to the effects, if any, on future results, performance, or other expectations that may have some correlation to the subject matter of this press release. Readers are cautioned that such forward-looking statements involve, without limitation, risks, uncertainties, and other factors not under the control of Elite, which may cause actual results, performance, or achievements of Elite to be materially different from the results, performance, or other expectations that may be implied by these forward-looking statements. These forward-looking statements may include statements regarding the expected timing of approval, if at all, of products by the FDA, and the actions the FDA may require of Elite in order to obtain such approvals. These forward-looking statements are not guarantees of future action or performance. These risks and other factors are discussed, without limitation, in Elite’s filings with the Securities and Exchange Commission, including its reports on forms 10-K, 10-Q, and 8-K. Elite is under no obligation to update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact:

For Elite Pharmaceuticals, Inc.

Dianne Will, Investor Relations, 518-398-6222

Dianne@elitepharma.com

www.elitepharma.com